Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2012 Performance Update

The Frontier Fund Supplement Dated January 31, 2012 to Prospectus Dated April 30, 2011 and the Supplement to the Prospectus Dated January 31, 2012.

The Frontier Fund Class 2 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	January 31, 2012 MTD	January 31, 2012 YTD	NAV /Unit
Frontier Diversified Series-2	-1.21%	-1.21%	$102.70
Frontier Long/Short Commodity Series-2a	-0.95%	-0.95%	$126.02
Frontier Masters Series-2	2.25%	2.25%	$107.19

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of January 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,686,657.75)
Unrealized trading gain/(loss)	1,162,365.35
Less: commissions	(78,399.02)
Less: FCM fees	(127,914.73)
Foreign currency gain/(loss)	(6,737.87)
Interest income	98,853.12

Total Income	(638,490.90)
EXPENSES
Management fees	85,673.78
Incentive fees	41,665.69
Broker service fees	13,557.62

Total Expenses	140,897.09

Net Income (Loss)	$(779,387.99)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	592,036.59494	$61,548,697.61	103.96
Current month additions	14,259.92295	1,491,359.85
Current month redemptions	(15,847.30322)	(1,618,640.85)
Net Income (loss) for current month		(779,387.99)

Net Asset Value, end of current month	590,449.21467	$60,642,028.62	102.70

	Monthly rate of return		-1.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(484,441.34)
Unrealized trading gain/(loss)	427,314.79
Less: commissions	(8,007.93)
Less: FCM fees	(22,515.43)
Foreign currency gain/(loss)	(424.73)
Interest income	20,341.78

Total Income	(67,732.86)
EXPENSES
Management fees	32,713.92
Incentive fees	1,285.47
Broker service fee	2,401.78

Total Expenses	36,401.17

Net Income (Loss)	$(104,134.03)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	85,759.94225	$10,911,463.72	127.23
Current month additions	2,141.23004	270,427.61
Current month redemptions	(255.31543)	(32,275.45)
Net Income (loss) for current month		(104,134.03)

Net Asset Value, end of current month	87,645.85686	$11,045,481.85	126.02

	Monthly rate of return		-0.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$175,319.46
Unrealized trading gain/(loss)	319,762.77
Less: commissions	(12,699.41)
Less: FCM fees	(38,744.17)
Foreign currency gain/(loss)	(4,775.14)
Interest income	32,102.66

Total Income	470,966.17
EXPENSES
Management fees	43,152.29
Incentive fees	7,652.94
Broker Service Fees	4,106.24

Total Expenses	54,911.47

Net Income (Loss)	$416,054.70

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	178,709.90615	$18,734,860.86	104.83
Current month additions	—	—
Current month redemptions	(4,805.42405)	(509,561.38)
Net Income (loss) for current month		416,054.70

Net Asset Value, end of current month	173,904.48210	$18,641,354.18	107.19

	Monthly rate of return		2.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 2

THE FRONTIER FUND DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,638,293.82)
Unrealized trading gain/(loss)	2,539,814.26
Less: commissions	(169,771.69)
Less: FCM fees	(277,064.38)
Foreign currency gain/(loss)	(14,626.25)
Interest income	214,109.80

Total Income	(1,345,832.08)
EXPENSES
Management fees	185,576.33
Incentive fees	93,095.96
Broker service fees	140,024.11

Total Expenses	418,696.40

Net Income (Loss)	$(1,764,528.48)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	1,320,681.74143	$133,973,603.64	101.44
Current month additions	20,638.60322	2,123,038.24
Current month redemptions	(20,333.09738)	(2,064,501.19)
Net Income (loss) for current month		(1,764,528.48)

Net Asset Value, end of current month	1,320,987.24727	$132,267,612.21	100.13

	Monthly rate of return		-1.30%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,136,852.70)
Unrealized trading gain/(loss)	2,766,326.98
Less: commissions	(51,626.09)
Less: FCM fees	(88,016.36)
Foreign currency gain/(loss)	(2,735.94)
Interest income	131,258.85

Total Income	(381,645.26)
EXPENSES
Management fees	294,429.41
Incentive fees	8,718.03
Broker service fees	45,748.91

Total Expenses	348,896.35

Net Income (Loss)	$(730,541.61)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	499,966.47679	$70,960,727.21	141.93
Current month additions	10,063.71520	1,406,222.17
Current month redemptions	(10,117.26910)	(1,472,177.58)
Net Income (loss) for current month		(730,541.61)

Net Asset Value, end of current month	499,912.92289	$70,164,230.19	140.35

	Monthly rate of return		-1.11%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series

THE FRONTIER FUND MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$502,727.10
Unrealized trading gain/(loss)	914,316.31
Less: commissions	(36,138.84)
Less: FCM fees	(110,228.18)
Foreign currency gain/(loss)	(13,622.86)
Interest income	91,330.90

Total Income	1,348,384.43
EXPENSES
Management fees	122,770.79
Incentive fees	21,900.82
Broker service fees	64,714.96

Total Expenses	209,386.57

Net Income (Loss)	$1,138,997.86

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	*Aggregate Unit Value $’s per unit
Net Asset Value, end of prior month	518,761.97587	$52,824,996.42	101.83
Current month additions	5,029.80557	504,565.33
Current month redemptions	(5,358.28675)	(565,172.05)
Net Income (loss) for current month		1,138,997.86

Net Asset Value, end of current month	518,433.49469	$53,903,387.56	103.97

	Monthly rate of return		2.11%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series